State of Delaware
Secretary of State
Division of Corporations
Delivered 02:04 PM 09/01/2006
FILED 02:04 PM 09/01/2006
SRV 060816571 - 4027938 FILE

CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

OF

SNOW & SAIL SPORTS, INC.

It is hereby certified that:

1. The name of the corporation is SNOW & SAIL SPORTS, INC. (hereinafter referred to as the "Corporation").

2. The certificate of incorporation of the Corporation (hereinafter referred to as the "Certificate of Incorporation") is hereby amended by striking out Article "FIRST" thereof and by substituting in lieu of said Article the following new Article "FIRST":

"FIRST: The name of the corporation is ANDOVER MEDICAL, INC. (hereinafter referred to as the "Corporation")."

3. The amendment of the Certificate of Incorporation herein certified has been duly adopted, and written consent has been given, in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

Signed on August 31, 2006.

/s/ Edwin Reilly
Edwin Reilly, Secretary

978641.1